Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Julie Albrecht 425-453-9400

ESTERLINE CORPORATION ANNOUNCES REDEMPTION OF

7% SENIOR NOTES DUE 2020

BELLEVUE, Wash., June 18, 2015 — Esterline Corporation (NYSE: ESL www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today announced that it will redeem all of its 7% Senior Notes due 2020 (the “Notes”) that remain outstanding on August 4, 2015. The notice of redemption will be distributed to the holders of the Notes on or about June 22, 2015.

Questions regarding the redemption should be directed to Wells Fargo Bank, National Association, at: Wells Fargo Bank, N.A., Northstar East Building, 608 2nd Ave. So., 12th Floor, Minneapolis, MN 55479, or by telephone at 612-667-9764 or Toll Free at 1-800-344-5128. Wells Fargo Bank is the trustee under the indenture governing the Notes and the paying agent for the redemption.

About Esterline:

Esterline Corporation is a leading worldwide supplier to the aerospace and defense industry specializing in three core areas: Advanced Materials; Avionics & Controls; and Sensors & Systems. With annual sales approaching $2 billion, Esterline employs roughly 13,000 people worldwide. Operations within the Advanced Materials segment focus on technologies including high-temperature-resistant materials and components used for a wide range of military and commercial aerospace purposes, and combustible ordnance and electronic warfare countermeasure products. Operations within the Avionics & Controls segment focus on technology interface systems for commercial and military aircraft and similar devices for land- and sea-based military vehicles, cockpit integration systems, secure communications systems, specialized medical equipment, and other high-end industrial and gaming applications. The Sensors & Systems segment includes operations that produce high-precision temperature and pressure sensors, specialized harsh-environment connectors, electrical power distribution equipment, and other related systems principally for aerospace and defense customers.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.